UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
November 19, 2010 (November 18, 2010)

Commission File No. 001-34269
SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	74-2657168 (IRS Employer Identification No.)

9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 18, 2010, the Board of Directors of Sharps Compliance Corp. (the “Company”) adopted Amended and Restated Bylaws of the Company (the “Restated Bylaws”). The Restated Bylaws include amendments to the registrant’s bylaws which permit shareholder meetings by remote communication, adopt notice requirements for the nomination of directors and shareholder proposals, remove the requirement that the chief executive officer of the Company be the Chairman of the Board of Directors, remove the requirement that the president of the Company be the chief operating officer of the company and make certain other ministerial changes to the registrant’s bylaws.

The provisions setting forth notice requirements for the nomination of directors and shareholder proposals are in Section 2.15 of the Restated Bylaws. These provisions require that nominations and proposals of other business must be (A) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (B) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (C) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.  The Restated Bylaws specify the required content of such notice and specify that failure to give timely notice will result in a defective nomination or a proposal that may not be properly brought before the meeting.  A copy of the Restated Bylaws is attached as an exhibit to this filing, and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Sharps Compliance Corp.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHARPS COMPLIANCE CORP.
By:	/s/ DIANA P. DIAZ
Diana P. Diaz
Vice President and Chief Financial Officer

Dated: November 19, 2010

Index to Exhibits

3.2	Amended and Restated Bylaws of Sharps Compliance Corp.